Exhibit 99.(e)(3)

September 14, 2006

Harris Associates Securities L.P

Two North LaSalle Street

Suite 500

Chicago, Illinois 60602

Dear Sir/Madam:

This is to advise you that Harris Associates Investment Trust (the “Trust”) has established a new series of shares to be known as “The Oakmark Global Select Fund.” In accordance with Paragraph 6 of the Distribution Agreement dated January 26, 2001, as amended April 18, 2001, between the Trust and Harris Associates Securities L.P., the Trust hereby requests that you act as Distributor for the new series under the terms of the Distribution Agreement.

Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

HARRIS ASSOCIATES INVESTMENT TRUST

		By:	/s/ John R. Raitt
Name: John R. Raitt
Title: President

Agreed to this 14th day of September, 2006.

HARRIS ASSOCIATES SECURITIES L.P

By:	/s/ Kristi L. Rowsell
Name: Kristi L. Rowsell
Title: Chief Financial Officer